FOR IMMEDIATE RELEASE

CONTACTS:
Scott Pond (investors)
(801) 345-2657, spond@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS FIRST-QUARTER 2007 RESULTS

PROVO, Utah — May 3, 2007 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported first-quarter results with revenue of $273.6 million, a 3 percent improvement over the prior-year period. Earnings per share for the quarter were $0.16 compared to a first quarter 2006 loss per share of $0.15. Excluding $0.28 in restructuring and impairment charges in the first quarter of 2006, earnings per share improved 14 percent. The impact of foreign currency fluctuations on revenue was less than 1 percent.

“We are encouraged with the progress we have made towards meeting our 2007 objectives and believe this sets the stage for a successful year,” said Truman Hunt, president and chief executive officer. “We are particularly pleased with our steady progress in Japan and continued double-digit revenue growth in South Korea and Europe. China posted another modest sequential improvement while the United States and Southeast Asia both had a solid first quarter.

“We continue to see a positive impact on earnings from our transformation efforts initiated in 2006. In addition, we remain focused on the 2007 objectives presented to shareholders last November. Given first-quarter results, we are confident that we can deliver on our overall 2007 revenue growth, margin expansion and shareholder value goals.

“During the quarter, our continued brand-building initiatives, promotion of the S2 Scanner and ProDerm Skin Analyzer sales tools, and the strength of key products contributed to strong overall revenue results. Additionally, we hosted distributor conventions in three major markets — Japan, Taiwan and South Korea — that positively impacted our business. During the quarter we also utilized our balance sheet and strong cash flow to improve shareholder value by repurchasing approximately $46 million of stock, or 2.7 million outstanding shares,” said Hunt.

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Nu Skin Enterprises
May 3, 2007

Regional Results

North Asia. First-quarter revenue in North Asia was $140.3 million, essentially flat with prior-year results. A 26 percent local currency improvement in South Korea and a better-than-anticipated local currency revenue decline of 3 percent in Japan helped the region post improving results for the quarter. The executive distributor count in North Asia decreased 4 percent, while the active distributor count in the region remained even with the prior-year.

Greater China. Revenue in Greater China was $49.0 million during the quarter, a 6 percent decrease compared to prior-year results. Mainland China posted a 14 percent local currency revenue decline for the quarter. Hong Kong reported a 4 percent revenue increase while Taiwan was down 3 percent. The number of executive distributors in Greater China decreased 7 percent and the number of active distributors was down 13 percent.

Americas. Revenue in the Americas increased 6 percent to $42.3 million for the first quarter compared to prior-year results, primarily due to a 6 percent increase in the United States. The executive distributor count in the region increased 2 percent while the number of active distributors remained even with the prior-year.

South Asia/Pacific. First-quarter revenue in the South Asia/Pacific region improved 14 percent over the prior year to $23.6 million. The executive distributor count for the region improved 8 percent while the active distributor count declined 10 percent.

Europe. Revenue from Europe was $18.5 million, a 48 percent improvement over the prior-year period. The region’s results were fueled by strong growth in Central and Eastern Europe and were positively impacted approximately 5 percent by foreign currency fluctuations. Executive and active distributor counts in the region increased 44 percent and 18 percent, respectively, compared to the prior-year period.

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Nu Skin Enterprises
May 3, 2007

Operational Performance

The company’s gross margin was 81.5 percent in the first quarter, a decline of 80 basis points compared to prior-year results, due in part to a stronger U.S. dollar. Costs during the quarter related to freight expense and increased sales of low-margin sales aids at distributor conventions also contributed to the decline. Selling expenses, as a percent of revenue, were 42.6 percent, an increase of 30 basis points compared to the prior year. General and administrative expenses, as a percent of revenue, were 32.5 percent compared to 33.9 percent in the prior year. The 140 basis point decrease is primarily due to reduced operating costs associated with the company’s transformation efforts and increased revenue during the current period.

During the quarter, the company posted a loss of $0.8 million in other income. The cash position at the end of the quarter was $113.0 million and the company repurchased $46.0 million in stock and paid $6.9 million in dividends. Earnings per share were positively impacted approximately 5 percent for the quarter by the repurchase of common stock over the past 12 months.

Outlook

“Looking forward, we will continue to focus on our 2007 objectives,” said Hunt. “In Japan, we believe we are on track to show growth by the end of the year. We are encouraged by the positive response to the new Beauty Essence Duo, a Japan-specific anti-aging product launched at the Tokyo convention in March. We expect the positive trends in Japan to continue and are pleased to have recently strengthened our management team with the addition of Gary Sumihiro as president of Nu Skin Japan.

        “We will continue to focus on our initiatives while building anticipation for our September global distributor convention to be held in the United States. We will be launching several growth initiatives, including a new weight management program and the next version of the ProDerm Skin Analyzer.

“Our top-line is tracking slightly ahead of our original 2007 forecast and we anticipate annual revenue will be in the $1.145 to $1.160 billion range. This revised projection is driven by solid results in each of our regions,” concluded Hunt.

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Nu Skin Enterprises
May 3, 2007

“Keeping with our commitment to reduce losses in unprofitable markets, we will be restructuring our Brazil business during the second quarter of 2007,” said Ritch Wood, chief financial officer. “We estimate restructuring and other charges in Brazil to negatively impact second-quarter earnings per share by approximately $0.03. Including the $0.03 anticipated earnings per share impact related to Brazil, annual earnings per share are now expected to be $0.86 to $0.92. We expect the Brazil restructuring to positively affect earnings per share by $0.02 per year going forward.

“We anticipate second-quarter revenue to be in the $285 to $290 million range based on a yen exchange rate of approximately 119 to the dollar. Including the impact of charges associated with Brazil in the second quarter, we would expect earnings per share to be in the $0.20 to $0.22 range,” Wood concluded.

Management’s overview of the first quarter will be available today, Thursday, May 3, beginning at 11 a.m. (EDT) on the Investor portion of the company’s Web site at www.nuskinenterprises.com. A replay of management’s overview will be available on the company’s Web site through May 18, 2007.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 45 markets throughout Asia, the Americas and Europe. The company markets premium quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology based products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com

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Nu Skin Enterprises
May 3, 2007

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) strategic objectives and initiatives for 2007; (ii) expectations regarding the positive impact of certain strategic initiatives in our key markets, including Japan and the United States; (iii) restructuring plans in Brazil; and (iv) financial projections for the second quarter and year 2007. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) risks that could adversely impact the company’s operations or financial results in its markets, including its largest market, Japan, such as negative market conditions, foreign currency exchange fluctuations, material decreases in executive-level and active distributors, or the company’s failure to execute effective initiatives in these markets; (b) regulatory risks associated with the Scanner, which could inhibit the company’s use of the Scanner in a market if it is determined to be a medical device in any market or if regulatory scrutiny dampens enthusiasm or the ability of the company or its distributors to effectively utilize the Scanner; (c) technical and regulatory challenges associated with the rollout of the Nu Skin® ProDerm™ Skin Analyzer, including difficulties or delays in developing a model that performs with all desired functionality, as well as regulatory uncertainties, particularly in Japan where there is a risk that regulatory authorities may impose limitations on the use of this tool and on claims that may be made in connection with its use; (d) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores and the imposition of fines; (e) risks that the recently adopted direct selling regulations in China are interpreted or enforced by governmental authorities in a manner that negatively impacts the company’s current or planned business model there, including continued delays and uncertainty in the provincial direct selling licensing process, and risk that the implementation of a direct selling model will not result in the anticipated growth of the company’s business in China given the restrictive nature of the direct selling laws; (f) any failure of current or planned initiatives or products, including, among others, the second-generation Scanner, the Nu Skin® ProDerm™ Skin Analyzer, and g3™ juice, to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (g) any inability of the company to obtain necessary product registrations for its nutritional and personal care products in a timely manner; (h) any failure of the implementation of recent business transformation initiatives and strategic initiatives in Brazil and other unprofitable markets to maintain profitability and drive growth; (i) adverse publicity related to the company’s business, products or industry; (j) adverse results of tax audits and challenges by foreign tax authorities with respect to the amount of income tax, customs, duties and other amounts owed by the company; and (k) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on March 1, 2007. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

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Nu Skin Enterprises
May 3, 2007

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the First Quarters Ended March 31, 2007 and 2006
(in thousands, except per share amounts)

	2006	2005
Revenue:
North Asia	$ 140,259	$ 140,614
Greater China	48,953	51,952
Americas	42,319	40,080
South Asia/Pacific	23,586	20,647
Europe	18,523	12,487
Total revenue	273,640	265,780

Cost of sales	50,679	46,994

Gross profit	222,961	218,786

Operating expenses:
Selling expenses	116,438	112,298
General and administrative expenses	88,972	90,003
Impairment of assets and other	—	20,840
Restructuring and other charges	—	11,115
Total operating expenses	205,410	234,256

Operating income (loss)	17,551	(15,470)

Other income (expense), net	(794)	(1,054)
Income (loss) before (provision) benefit for income taxes	16,757	(16,524)
(Provision) benefit for income taxes	(6,257)	6,196

Net income (loss)	$ 10,500	$ (10,328)

Net income (loss) per share:
Basic	$ .16	$ (.15)
Diluted	$ .16	$ (.15)

Weighted average common shares outstanding:
Basic	65,939	70,131
Diluted	66,811	70,131

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Nu Skin Enterprises
May 3, 2007

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$ 100,806	$ 121,353
Current investments	12,200	—
Accounts receivable	20,509	19,421
Inventories, net	93,544	92,092
Prepaid expenses and other	44,062	44,093
	271,121	276,959

Property and equipment, net	86,818	85,883
Goodwill	112,446	112,446
Other intangible assets, net	90,182	91,349
Other assets	128,060	98,212
Total assets	$ 688,627	$664,849

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 28,485	$ 20,815
Accrued expenses	105,128	120,074
Current portion of long-term debt	26,767	26,652
	160,380	167,541

Long-term debt	176,778	136,173
Other liabilities	73,576	42,155
Total liabilities	410,734	345,869

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	201,824	199,322
Treasury stock, at cost	(392,839)	(346,889)
Retained earnings	533,696	531,563
Accumulated other comprehensive loss	(64,879)	(65,107)
	277,893	318,980
Total liabilities and stockholders' equity	$ 688,627	$ 664,849

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Nu Skin Enterprises
May 3, 2007

NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of March 31, 2007		As of March 31, 2006		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive
North Asia	322,000	15,299	321,000	15,851	0.3%	(3.5%)
Greater China	154,000	6,432	177,000	6,900	(13.0%)	(6.8%)
Americas	149,000	4,317	149,000	4,225	0.0%	2.2%
South Asia/Pacific	69,000	2,112	77,000	1,951	(10.4%)	8.3%
Europe	53,000	1,820	45,000	1,266	17.8%	43.8%
Total	747,000	29,980	769,000	30,193	(2.9%)	(0.7%)

        * Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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